(d)(51)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 1 effective as of April 30, 2015 (“Amendment No. 1”) to the Investment Sub-Advisory Agreement between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and DoubleLine Capital LP, a Delaware limited partnership (“DoubleLine” or “Sub-Adviser”).

FMG LLC and DoubleLine (collectively, “Parties”) agree to modify the Investment Sub-Advisory Agreement dated as of January 13, 2015 (“Agreement”) as follows:

1. New Portfolio. FMG LLC hereby appoints DoubleLine as the Sub-Adviser to AXA/DoubleLine Opportunistic Core Plus Bond Portfolio (“New Portfolio”).

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Sub-Adviser as an investment adviser to an Allocated Portion of Multimanager Core Bond Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to the Portfolio specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond December 2, 2016 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolio specified in Amendment No. 1, the Agreement will continue in effect for a period of two years beginning April 30, 2015 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Sub-Adviser is appointed as the investment adviser and the fee payable to the Sub-Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

6. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		DOUBLELINE CAPITAL LP

By:	/s/ Steven M. Joenk	By:	/s/ Cris Santa Ana
	Steven M. Joenk		Name: Chris Santa Ana
	Chairman, Chief Executive Officer and President		Title: Authorized Signer Chief Risk Officer

APPENDIX A

TO

AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

WITH

DOUBLELINE CAPITAL LP

Portfolio	Annual Advisory Fee Rate**
Multimanager Core Bond Portfolio*	Initial Amount: $150M
30 bps: $0-$500M
25 bps: $500M +

AXA/DoubleLine Opportunistic Core Plus Bond Portfolio	25 bps

*	Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “DoubleLine” Allocated Portion.”
**	The daily advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the annual advisory fee rate calculated as set forth above and then dividing the result by the number of days in the year.